Exhibit 10.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) dated as of February 14, 2022, by and between Blue Apron Holdings, Inc., a Delaware corporation (the “Company”) and RJB Partners LLC, a Delaware limited liability company (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company agrees to sell to Purchaser, and the Purchaser has agreed to so purchase, at the Closing (as defined below), for an aggregate purchase price of $5,000,000, (a) shares of Class A Common Stock (the “PIPE Shares”), (b) $15 PIPE Warrants (as defined below), (c) $18 PIPE Warrants (as defined below), and (d) $20 PIPE Warrants (as defined below) (such $15 PIPE Warrants, $18 PIPE Warrants, and $20 PIPE Warrants, the “PIPE Warrants” and, collectively with the PIPE Shares, the “PIPE Securities”), in each case as set forth on Annex C hereto, representing a per unit price of $14.00 for each (a) one (1) PIPE Share, (b) one (1) $15 PIPE Warrant, (c) one (1) $18 PIPE Warrant, and (d) one (1) $20 PIPE Warrant, purchased together (such transactions collectively, the “PIPE”); and

WHEREAS, the Company has agreed to grant the Purchaser (including any of its permitted assignees) certain registration rights with respect to the PIPE Shares purchased by the Purchaser pursuant to this Agreement and with respect to the PIPE Warrant Shares (as defined below) issued upon exercise of the PIPE Warrants, in each case purchased by the Purchaser pursuant to this Agreement, in each case pursuant to a registration rights agreement in the form attached hereto as Annex B (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1. Certain Other Definitions. The following terms used herein shall have the meanings set forth below:

“$15 PIPE Warrant” shall mean a $15 Warrant to be issued and sold to a Purchaser in a PIPE pursuant to this Agreement.

“$15 Warrant” shall mean a seven-year warrant to purchase 0.8 shares of Class A Common Stock substantially in the form attached hereto as Annex A with a strike price per share of $15.00.

“$18 PIPE Warrant” shall mean an $18 Warrant to be issued and sold to a Purchaser in a PIPE pursuant to this Agreement.

“$18 Warrant” shall mean a seven-year warrant to purchase 0.4 shares of Class A Common Stock substantially in the form attached hereto as Annex A with a strike price per share of $18.00.

“$20 PIPE Warrant” shall mean a $20 Warrant to be issued and sold to a Purchaser in a PIPE pursuant to this Agreement.

“$20 Warrant” shall mean a seven-year warrant to purchase 0.2 shares of Class A Common Stock substantially in the form attached hereto as Annex A with a strike price per share of $20.00.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such other Person; for the purposes of this Agreement, the Company or its subsidiaries shall not be deemed to be an Affiliate of any Purchaser.

“Affiliate Transferee” shall have the meaning set forth in Section 8(a) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3(dd) hereof.

“Blue Torch” shall mean Blue Torch Finance, LLC.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Bylaws” shall mean the Company’s Amended and Restated By-Laws, as amended to date, as the same may be further amended and/or restated from time to time.

“Capitalization Date” shall mean February 8, 2022.

“Charter” shall mean the Company’s Restated Certificate of Incorporation, as amended to date, as the same may be further amended and/or restated from time to time.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of the Company.

“Class C Capital Stock” shall mean the Class C capital stock, par value $0.0001 per share, of the Company.

“Closing” shall mean the closing of the purchases described in Section 2(a) hereof, which shall be held at 10:00 a.m. on the Closing Date at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 7 World Trade Center, 250 Greenwich Street, New York, NY 10007, or such other time and place as may be agreed to by the parties hereto.

“Closing Date” shall mean the date of this Agreement.

“Code” shall have the meaning set forth in Section 3(x) hereof.

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“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Indemnified Persons” shall have the meaning set forth in Section 11(b) hereof.

“Company SEC Documents” shall mean all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company under the Securities Act or the Exchange Act, and any required amendments to any of the foregoing, with the Commission.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Device and Activity Data” shall have the meaning set forth in Section 3(ff) hereof.

“Environmental Laws” shall have the meaning set forth in Section 3(y) hereof.

“Equity Incentive Plan” shall have the meaning set forth in Section 3(c) hereof.

“ERISA” shall have the meaning set forth in Section 3(x) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Financing Agreement” shall mean that certain Financing Agreement, dated as of October 16, 2020, by and among the LLC Subsidiary, the Company, certain other subsidiaries of the Company party thereto as subsidiary guarantors, the lenders party thereto from time to time, and Blue Torch, as administrative agent and collateral agent for such lenders, as amended by that certain Amendment No. 1 to Financing Agreement, dated as of November 19, 2020, by and among the parties thereto, and that certain Amendment No. 2 to Financing Agreement, dated as of May 5, 2021, by and among the parties thereto, as the same may be amended and/or restated from time to time.

“Financing Agreement Threshold” shall have the meaning set forth in Section 6(f) hereof.

“Fraud” shall mean intentional fraud (with scienter) under Delaware common law by a Person with respect to the making of the representations and warranties in this Agreement.

“GAAP” shall have the meaning set forth in Section 3(n) hereof.

“Government Official” shall have the meaning set forth in Section 3(cc) hereof.

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“Hazardous Substances” shall mean any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, and polychlorinated biphenyls, that is regulated or which can give rise to liability under any Environmental Law.

“Indemnified Losses” shall have the meaning set forth in Section 11(a) hereof.

“Indemnified Persons” shall have the meaning set forth in Section 11(b) hereof.

“Intellectual Property” shall have the meaning set forth in Section 3(t) hereof.

“LLC Subsidiary” shall mean Blue Apron, LLC, a Delaware limited liability company.

“Material Adverse Effect” shall mean any change, development, circumstance, fact or effect that, individually or taken together with any other changes, developments, circumstances, facts or effects is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that no change, development, circumstance, fact or effect that resulted directly or indirectly from the following shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (i) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on the Company and its Subsidiaries (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiaries conduct their respective businesses; (ii) any change that generally affects the industry in which the Company and its Subsidiaries operate that does not have a disproportionate effect on the Company and its Subsidiaries (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiaries conduct their respective businesses; (iii) any change arising in connection with natural disasters, hostilities, acts of war, sabotage or terrorism or military actions that does not have a disproportionate effect on the Company and its Subsidiaries (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiaries conduct their respective businesses; (iv) the effect of any changes in applicable laws or accounting rules after the date of this Agreement that does not have a disproportionate effect on the Company and its Subsidiaries (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiaries conduct their respective businesses; (v) the effect of any natural or man-made disaster or acts of God and any national or global communicable disease outbreak, epidemic or pandemic or other national or international disaster or calamity, or any governmental response to any of the foregoing that does not have a disproportionate effect on the Company and its Subsidiaries (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiaries conduct their respective businesses; (vi) any failure by the Company to meet any internal, third-party or public projections or forecasts, budgets or estimates of revenues, earnings or other financial measures or results of operations for any period; provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that the facts underlying any such effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; (vii) a change in the market price, or change in trading volume, of the shares of Class A Common Stock on the New York Stock Exchange; provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that the facts underlying any such effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; or (viii) the announcement, pendency or consummation of the transactions contemplated by this Agreement.

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“Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Personal Data” shall have the meaning set forth in Section 3(ff) hereof.

“PIPE” shall have the meaning set forth in the recitals hereof.

“PIPE Securities” shall have the meaning set forth in the recitals hereof.

“PIPE Shares” shall have the meaning set forth in the recitals hereof.

“PIPE Warrant Shares” shall have the meaning set forth in Section 3(e) hereof.

“PIPE Warrants” shall have the meaning set forth in the recitals hereof.

“Plan” shall have the meaning set forth in Section 3(x) hereof.

“Prior Purchase Agreement” shall mean that certain Purchase Agreement, dated as of September 15, 2021, by and among the Company, the Purchaser and Matthew B. Salzberg.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Registrable Securities” shall have the meaning set forth in Section 6(e) hereof.

“Registration Rights Agreement” shall have the meaning set forth in the recitals hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

“Representative” shall mean, for a party, such party’s and its affiliates’ respective directors, officers, employees, agents and legal, accounting and financial advisors.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Sanctions” shall have the meaning set forth in Section 3(ee) hereof.

“Securities” shall mean the PIPE Securities that are purchased by the Purchaser pursuant to Section 2 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

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“Shelf Registration Statement” shall have the meaning set forth in Section 6(e) hereof.

“Purchaser Indemnified Persons” shall have the meaning set forth in Section 11(a) hereof.

“Standstill Period” shall mean the period from and after the date hereof until the occurrence of the earlier of the date that (i) is three (3) years from the date hereof; (ii) a complete liquidation or dilution of the Company is completed; or (iii) the Class A common stock (or any successor thereto) ceases to be registered pursuant to Section 12 of the Exchange Act.

“Subsidiary” of a Person shall mean, with respect to such Person, any corporation, partnership or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has Control.

“Transfer” shall have the meaning set forth in Section 8(a) hereof.

Section 2. Closing.

(a)            PIPE Investment.

(i)            The Purchaser hereby agrees, subject to the satisfaction or waiver of the applicable conditions set forth in Section 7, to purchase from the Company, and the Company hereby agrees, subject to the satisfaction or waiver of the applicable conditions set forth in Section 7, to sell to the Purchaser at the Closing, the PIPE Securities listed on Annex C hereto for an aggregate purchase price equal to $5,000,000.

(ii)            Payment for the PIPE Securities shall be made in full, on the Closing Date, against delivery of certificates (including in book-entry format) and/or warrants evidencing the PIPE Securities, in United States dollars by means of wire transfer of immediately available funds to the order of the Company, to the account or accounts designated by the Company in writing prior to the Closing.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser (it being acknowledged and agreed that each representation and warranty (other than the representations and warranties set forth in Sections 3(a), 3(b), 3(c), 3(e), 3(g), 3(i) and 3(gg)) is qualified by and subject to the information set forth in any Company SEC Documents filed after January 1, 2021 and prior to the execution of this Agreement, but excluding any disclosures set forth in any risk factors section or in any other section, in each case to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date) as follows:

(a)            Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation and has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in the case of Subsidiaries of the Company, to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

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(b)            The Company has all corporate power and authority to execute and deliver this Agreement, the PIPE Warrants and the Registration Rights Agreement to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the applicable Closing, the PIPE Warrants and the Registration Rights Agreement, as applicable, will be, duly and validly authorized, executed and delivered by the Company and constitute binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) as to enforceability, general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) as to any indemnity or contribution provision, federal or state securities laws or considerations of public policy.

(c)            The authorized capital of the Company consists of (i) 1,500,000,000 shares of Class A Common Stock, of which (A) 32,182,704 shares were issued and outstanding as of the Capitalization Date, (B) 8,771,620 shares are reserved for issuance upon exercise of outstanding warrants as of the Capitalization Date, (C) 1,923,462 shares are reserved for issuance upon exercise of options and other awards granted under the Company’s stock option and incentive plans as of the Capitalization Date, and (D) 3,092,317 shares available for future issuance under the Company’s 2017 Equity Incentive Plan (the “Equity Incentive Plan”) as of the Capitalization Date; (ii) 175,000,000 shares of Class B Common Stock, none of which was issued and outstanding as of the Capitalization Date; (iii) 500,000,000 shares of Class C Capital Stock, none of which was issued and outstanding as of the Capitalization Date; and (iv) 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which was issued and outstanding as of the Capitalization Date. Except as set forth in the preceding sentence or as contemplated by this Agreement, there are no other shares of capital stock issued and outstanding or securities convertible into or exchangeable for shares of capital stock of the Company. Each of the outstanding shares of capital stock or other securities of the Company and its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable, and, in the case of shares of capital stock of the Company’s Subsidiaries, are owned directly or indirectly by the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)            [Reserved.]

(e)            All of the applicable PIPE Securities will have been duly authorized for issuance prior to the applicable Closing. All of the PIPE Shares, when issued and delivered by the Company against payment therefor as provided in this Agreement, will be validly issued, fully paid and non-assessable. All of the PIPE Warrants, when issued and delivered by the Company against payment therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. All of the shares of Class A Common Stock issuable upon exercise of the PIPE Warrants (the “PIPE Warrant Shares”), when issued and delivered by the Company against payment therefor upon exercise of the applicable PIPE Warrants as provided therein, will be validly issued, fully paid and non-assessable. None of the Securities will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Charter, the Bylaws, or any agreement or instrument to which the Company is a party or by which it is bound.

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(f)            [Reserved.]

(g)            No consent, approval, authorization, order, registration, notice, filing, recording or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the execution and delivery by the Company of this Agreement, the PIPE Warrants or the Registration Rights Agreement, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except: (i) under the Securities Act and the Exchange Act, (ii) as required to be made with the New York Stock Exchange, (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” laws, and (iv) such consents, approvals, authorizations, registrations or qualifications, the absence of which would not reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

(h)            Since January 1, 2021, the Company has timely filed all Company SEC Documents required to be filed with the Commission. The Company SEC Documents, as of the time they were filed, conformed in all material respects to the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Company SEC Documents contained any untrue statement of a material fact, or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)            The execution and delivery by the Company of this Agreement, the PIPE Warrants, and the Registration Rights Agreement and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby: (i) will not violate of the provisions of the Charter or Bylaws or comparable organizational documents of the Company or any of its Subsidiaries, (ii) assuming the compliance with the matters set forth in Section 3(g), will not violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or (iii) will not result in any default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of the properties of the Company or any of its Subsidiaries may be bound, except, in the case of clauses (ii) and (iii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

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(j)            No litigation or proceeding against the Company or its Subsidiaries is pending before any court, arbitrator or administrative or governmental body, nor, to the Company’s knowledge, is any such proceeding threatened against the Company or its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(k)            Since December 31, 2020, there has been no Material Adverse Effect.

(l)            The Company and its Subsidiaries do not own any real property. The Company and its Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)            Neither the Company nor any of its Subsidiaries is (i) in violation of its Charter or Bylaws or similar organizational documents, (ii) in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or (iii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of clauses (ii) and (iii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

(n)            The financial statements, including the notes thereto, and the supporting schedules included in the Company SEC Documents present fairly in all material respects the financial position of the Company and its Subsidiaries at the dates indicated and for the periods indicated therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. Such financial statements and supporting schedules have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved except as disclosed therein.

(o)            Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on the most recent balance sheet of the Company included in the Company SEC Documents, (ii) incurred in the ordinary course of business since the date of the most recent balance sheet of the Company included in the Company SEC Documents, (iii) incurred in connection with this Agreement, (iv) incurred pursuant to contracts binding on the Company or any of its Subsidiaries (other than those resulting from a breach thereof), or (v) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

(p)            There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, or of the rules and regulations promulgated in connection therewith, in each case to the extent applicable to the Company.

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(q)            The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act applicable to the Company and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting (it being understood that this subsection shall not require the Company to comply with Section 404 of the Sarbanes Oxley Act of 2002 as of an earlier date than it would otherwise be required to so comply under applicable law).

(r)            Since the date of the latest audited financial statements included in the Company SEC Documents, there has been no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

(s)            The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are designed to comply with the requirements of the Exchange Act applicable to the Company; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective. The Company has conducted evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(t)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries own, or otherwise have the right to use (including pursuant to license, sublicense, agreement or permission), the patents, trademarks, service marks, patent applications, trade names, copyrights, trade secrets, domain names, information, know-how, proprietary rights and processes (collectively, “Intellectual Property”) reasonably necessary to conduct the business of the Company and its Subsidiaries as described in the Company SEC Documents and as currently conducted (excluding commercially available off-the-shelf software programs that are licensed to the Company or its Subsidiaries pursuant to “shrink-wrap” licenses for a total cost of less than $30,000), without any known conflict with or infringement of the Intellectual Property of others, (ii) to the Company’s knowledge, there has not been any infringement by any third party of any Intellectual Property or other similar rights of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has received any written communications alleging that the Company or any of its Subsidiaries has violated, infringed or conflicted with, or, by conducting its business as described in the Company SEC Documents, would violate, infringe or conflict with any of the Intellectual Property of any other person or entity.

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(u)            The Company and its Subsidiaries have (i) paid all material federal, state, local and foreign taxes required to be paid through the date hereof, except any such taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, and (ii) filed all material tax returns required to be filed through the date hereof, in each case except for those returns for which a request for extension has been filed; and there is no tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets, except where such deficiencies, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(v)            The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents filed prior to the date of this Agreement, except where the failure to so possess or to have made such declarations or filings would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except where such revocation or modification would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(w)            No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the Company’s knowledge, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Company’s or any of its Subsidiaries’ principal suppliers, manufacturers, contractors or customers, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

(x)            Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding transactions effected pursuant to a statutory or administrative exemption, has occurred with respect to any Plan that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any member of its Controlled Group have ever maintained or contributed to or participated in a Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA) or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. There is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other governmental agency or any foreign regulatory agency with respect to any Plan that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(y)            (i) The Company and its Subsidiaries (A) are, and at all times for the two years preceding the date of this Agreement have been, in compliance in all material respects with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, decrees, orders and other legally enforceable requirements relating to Hazardous Substances, the environment, natural resources or the protection of human or worker health or safety (collectively, “Environmental Laws”), (B) have obtained and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws for the conduct of their respective businesses as currently conducted, (C) have not received notice of any actual or potential liability (including such liability of a third party that would reasonably be expected to materially and adversely affect the Company or any of its Subsidiaries) under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Substances, (D) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (E) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its Subsidiaries, except, in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost, obligation or liability, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(z)            There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Substances by, due to or caused by the Company or any of its Subsidiaries (or, to the Company’s knowledge, any other entity (including any predecessor) for whose acts or omissions the Company or any of its Subsidiaries is or would reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries, or at, on, under or from any other property, in violation of any Environmental Laws or in a manner or amount or to a location that would reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa)      Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has violated (i) any federal, state or local law or foreign law relating to discrimination in hiring, promotion or pay of employees, or (ii) any applicable wage or hour laws.

(bb)      Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are, in the reasonable judgment of the Company, ordinary and customary for comparable companies in the same or similar businesses and (ii) neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

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(cc)      None of the Company or any of its Subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any Affiliates, agent, or representative of the Company or of any of its Subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation in any material respect of any applicable anti-corruption laws. The Company and each of its Subsidiaries and, to the Company’s knowledge, its Affiliates have conducted their respective businesses in compliance in all material respects with applicable anti-corruption laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein. Neither the Company nor any of its Subsidiaries will use, directly or indirectly, the proceeds of the transactions contemplated by this Agreement in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(dd)      The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ee)      None of the Company, any of its Subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its Subsidiaries, is Person that is, or is owned or controlled by one or more Persons that are (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria). The Company will not, directly or indirectly, use the proceeds of the transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (B) in any other manner that will result in a violation of Sanctions by any Person. The Company and each of its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

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(ff)      Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries have operated their business in a manner compliant with all applicable privacy, data security and data protection laws and regulations, all contractual obligations and all Company policies applicable to the collection, handling, usage, disclosure and storage of all personally identifiable data (“Personal Data”), along with all other data, including without limitation, IP addresses, mobile device identifiers and website usage activity data (“Device and Activity Data”), (ii) in collecting, handling, using, disclosing and/or storing Device and Activity Data, the Company and its Subsidiaries comply with all applicable industry guidelines and codes of conduct, (iii) the Company has implemented and maintains policies and procedures designed to ensure the integrity, security and confidentiality of Personal Data and all Device and Activity Data collected, handled used, disclosed and/or stored by the Company in connection with the Company’s operation of its business, (iv) the Company has policies and procedures in place reasonably designed to ensure privacy, data security and data protection laws are complied with and takes appropriate steps which are reasonably designed to assure compliance with such policies and procedures, (v) the Company requires third parties to which it provides any Personal Data or Device and Activity Data to maintain the privacy and security of such Personal Data or Device and Activity Data, as applicable, and (vi) the Company has not experienced any security incident that has compromised the privacy and/or security of any Personal Data.

(gg)      Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer and sale of the PIPE Securities. Assuming the accuracy of the Purchaser’s representations and warranties, none of the Company, any of its Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any securities or solicited any offers to buy any securities, under circumstances that would require registration of the issuance of the PIPE Securities, whether through integration with prior offerings or otherwise.

Section 4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as of the date hereof and as of the applicable Closing as follows:

(a)            The Purchaser is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate or similar power and authority to own its property and assets and to carry on its business as now conducted, except to the extent that the failure to be in good standing would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated hereby.

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(b)            The Purchaser has all corporate or similar power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Registration Rights Agreement have been or, in the case of the Registration Rights Agreement, will be at the applicable Closing duly and validly authorized, executed and delivered by the Purchaser and constitute a binding obligation of the Purchaser, enforceable against it in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) as to enforceability, general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) as to any indemnity or contribution provision, federal or state securities laws or considerations of public policy.

(c)            The Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters that are necessary to evaluate the risks and merits of an investment in the PIPE Securities. The Purchaser is acquiring the PIPE Securities for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell (excluding any pledge), transfer or grant participations to such Person or to any third person, with respect to any of the PIPE Securities.

(d)            The Purchaser understands and acknowledges that: (i) other than pursuant to the Registration Rights Agreement and as set forth in this Agreement, the resale of any PIPE Securities, or PIPE Warrant Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the PIPE Securities and the PIPE Warrant Shares may not be sold or otherwise transferred unless (a) such securities are sold or transferred pursuant to an effective registration statement under the Securities Act, (b) at the Company’s request, the Purchaser shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope reasonably satisfactory to the Company’s counsel) to the effect that such securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, or (c) such securities are sold pursuant to Rule 144 promulgated under the Securities Act; (ii) any sale of any PIPE Securities, or PIPE Warrant Shares made in reliance on Rule 144 under the Securities Act may be made only in accordance with the terms of such Rule; and (iii) except as may be set forth in the Registration Rights Agreement or this Agreement, neither the Company nor any other Person is under any obligation to register such PIPE Securities or PIPE Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Purchaser acknowledges that an appropriate restrictive legend will be placed on the certificate or certificates (including in book-entry format) representing the PIPE Securities and the PIPE Warrant Shares.

(e)            The Purchaser acknowledges and affirms that the PIPE Securities will be issued in a private placement in reliance upon exemptions contained in the Securities Act, rules and regulations promulgated thereunder, or interpretations thereof and in the applicable state securities laws.

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(f)            At the Closing, the Purchaser will have liquid, legally available cash on hand sufficient to consummate such Closing in accordance with the terms and conditions of this Agreement. The Purchaser is able to bear the financial risk of its investment in the PIPE Securities, has no need for liquidity with respect to its investment therein, and has adequate means for providing for its current needs and contingencies.

(g)            The Purchaser has been given the opportunity to conduct a due diligence review of the Company and has been afforded access to information about the Company and its financial condition and business sufficient to enable the Purchaser to evaluate its investment in the PIPE Securities. Other than the representations and warranties set forth in Section 3, the Purchaser acknowledges and agrees that the Company is not making any other representations or warranties, express or implied, regarding the PIPE Securities, or any other matter contemplated by this Agreement. The Purchaser hereby disclaims any other express or implied representations or warranties, and the Purchaser is not relying on, and will not assert any claim against, the Company, its Affiliates or any of their respective employees, directors, agents, stockholders or representatives or hold the Company or any such Persons liable with respect to any statements, information or representations or warranties, except with respect to the representations and warranties expressly contained in Section 3 in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the Purchaser’s remedies with respect to claims of Fraud.

(h)            As of the date hereof, the Purchaser and its Affiliates are the beneficial owners of only the securities of the Company set forth adjacent to such Person’s name on Annex D hereto.

Section 5. Deliveries at Closing.

(a)            Deliveries at Closing.

(i)            At the Closing, the Company shall deliver or cause to be delivered to the Purchaser evidence of the issuance (including in electronic book-entry format) of the number of PIPE Shares and the number of PIPE Warrants issued to the Purchaser pursuant to Section 2 hereof.

(ii)            At the Closing, the Purchaser shall deliver or cause to be delivered to the Company payment in cash, by wire transfer of immediately available funds, of the aggregate purchase price of the PIPE Securities purchased by the Purchaser in accordance with Section 2 hereof.

Section 6. Covenants.

(a)            Financing Matters. The Company agrees with the Purchaser to provide notice of, and a summary of the material terms of, any proposed repayment, refinancing or restructuring of the Company’s existing indebtedness under the Financing Agreement, to the Purchaser a reasonable time in advance of the proposed consummation of such repayment, refinancing or restructuring, to consult with the Purchaser regarding such matters and to consider in good faith any reasonable comments provided on a reasonably timely basis by the Purchaser with respect thereto; provided that, subject to the limitation in Section 6(f), for the avoidance of doubt, any decision to repay, refinance or restructure the Company’s existing indebtedness as described above and any aspects of such decisions (including, but not limited to, the type and timing of such proposed transaction) shall be made in the Company’s sole discretion; an

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(b)            Listing. The Company shall cause the PIPE Shares and the PIPE Warrant Shares, as applicable, to be authorized for listing on the New York Stock Exchange at or prior to the Closing.

(c)            Registration Rights. At or prior to the Closing, the Company and the Purchaser shall enter into the Registration Rights Agreement in the form attached as Annex B.

(d)            Stabilization. In connection with the transactions contemplated hereunder, the Purchaser will not take, and will not permit any of its respective Affiliates to take, in each case directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Class A Common Stock in violation of Regulation M under the Exchange Act.

(e)            Registration Rights. On the earliest of (x) February 14, 2023, (y) within thirty (30) days of the date requested by the Purchaser and (z) such other date as mutually agreed by the Company and the Purchaser, the Company shall prepare and file with the Commission a registration statement (the “Shelf Registration Statement”) relating to a “shelf” offering in accordance with Rule 415 of the Securities Act, or any similar rule that may be adopted by the Commission, which covers all of the PIPE Shares and PIPE Warrant Shares, including, without limitation, any other securities that may be acquired or issued upon exercise of the PIPE Warrants or any other common equity securities of the Company issued as a dividend or distribution with respect to, or in exchange for or in replacement of, the PIPE Shares and the PIPE Warrant Shares, in each case, held by the Purchaser (the “Registrable Securities”), on an appropriate form under the Securities Act, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein and all exhibits thereto. Prior to filing the Shelf Registration Statement and any amendments thereto with the Commission, the Company shall provide drafts thereof to the Purchaser and its respective counsel and the Purchaser and its respective counsel shall be given a reasonable opportunity to review and comment upon such Shelf Registration Statement. The Shelf Registration Statement, in the form in which it becomes effective, will conform in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser agrees, severally but not jointly, to furnish to the Company all information with respect to the Purchaser required to be included in the Shelf Registration Statement and any other information necessary to make any such information previously furnished to the Company by the Purchaser not misleading. The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than sixty (60) days after the Shelf Registration Statement is filed pursuant to this Section 6(e), and shall use commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to the Registration Rights Agreement, the date that all Registrable Securities covered by such Shelf Registration Statement (i) have been sold, thereunder or pursuant to Rule 144 under the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect (and the Purchaser shall provide any information reasonably requested by the Company or its counsel in connection with such determination), addressed and reasonably acceptable to the Company’s transfer agent and the Purchaser (the “144 Determination”); provided that, for all purposes hereunder “Registrable Securities” shall be deemed to not include any PIPE Shares or PIPE Warrant Shares beneficially owned by a Purchaser for which there has been a 144 Determination with respect to such securities.

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(f)            Purchaser Covenants. Notwithstanding anything else contained in this Agreement, following the applicable Closing Date and until such date that no indebtedness remains outstanding under the Financing Agreement, the Purchaser shall not acquire any securities of the Company which would result in it or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which it is a member owning more than thirty-three percent (33%) of the aggregate outstanding voting power of the Equity Interests (as defined in the Financing Agreement) of the Company without the prior written consent of the Company (the “Financing Agreement Threshold”); provided, that, subject to the following sentence and the express provisions of the PIPE Warrants, in no event shall this Section 6(f) prevent any Purchaser from acquiring any PIPE Securities pursuant to this Agreement or any PIPE Warrant Shares pursuant to the exercise of the PIPE Warrants. The Purchaser acknowledges and agrees that (i) it may not exercise PIPE Warrants, and such warrants shall be deemed to not be exercisable, to the extent that if such warrants were exercisable then the Financing Agreement Threshold would be met or exceeded, (ii) the PIPE Warrants to which the limitation set forth in the foregoing clause (i) apply shall be, first, any $20 PIPE Warrants held by the Purchaser and/or its Affiliates, and then, solely to the extent necessary, any $18 PIPE Warrants held by the Purchaser and/or its Affiliates, and then, solely to the extent necessary, any $15 PIPE Warrants held by the Purchaser and/or its Affiliates, (iii) the limitation on exercisability set forth in the foregoing clause (i) shall apply until the date that is 61 days after the Financing Agreement is terminated and all amounts thereunder are fully paid and discharged or such earlier date as any required consent or waiver under the Financing Agreement is obtained, and (iv) the Company may instruct its transfer agent or warrant agent, as applicable, to apply restrictive legends or similar restrictions to enforce this covenant.

(g)            The Company covenants that it shall exercise commercially reasonable efforts to submit to Purchaser and the Internal Revenue Service within twenty (20) Business Days after the Purchaser’s written request therefor, such information (to the extent within the Company’s possession) as may be reasonably required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder.

(h)            The Company covenants to use proceeds from the issuance and sale of the PIPE Securities for working capital, capital expenditures and general corporate purposes (including, without limitation, marketing, new product development and potential environmental, social and corporate governance initiatives identified by the Company).

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Section 7. Conditions to Closing.

(a)            Conditions to Closing.

(i)            The obligation of the Purchaser to consummate the applicable transactions contemplated hereunder, including the PIPE, is subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

1.            The representations and warranties of the Company in Section 3(a) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such date. The representations and warranties of the Company in Section 3(b), Section 3(e), Section 3(k) and Section 3(gg) shall be true and correct as of the date hereof and as of the Closing Date as if made as of such date. The representations and warranties of the Company in Section 3(c) shall be true and correct, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct, except for de minimis inaccuracies, as of such specified date). All other representations and warranties of the Company in Section 3 shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) as of the date hereof and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) would not have a Material Adverse Effect;

2.            The Company shall have executed and delivered to the Purchaser a duly executed copy of the Registration Rights Agreement; and

3.            The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it, and complied with the covenants hereunder applicable to it in all material respects, at or prior to the Closing.

(ii)            The obligation of the Company to consummate the applicable transactions contemplated hereunder, including the PIPE, is subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

1.            The representations and warranties of the Purchaser in Section 4 shall be true and correct (without giving effect to any qualification as to materiality contained therein) as of the date hereof and as of Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality contained therein) would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby; and

2.            The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it, and complied with the covenants hereunder applicable to it in all material respects, at or prior to the Closing.

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(iii)            The obligations of each of the Company and the Purchaser to consummate the applicable transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

1.            No judgment, injunction, decree or other legal restraint issued by a governmental entity shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement; and

2.            The PIPE Shares and the PIPE Warrant Shares shall have been authorized for listing on the New York Stock Exchange.

(iv)            Neither the Company nor the Purchaser may rely on the failure of any condition in this Section 7 to be satisfied if such failure was caused by such party’s breach of its obligations under this Agreement.

Section 8. Restrictions on Transfer.

(a)            The Purchaser shall not, and shall ensure that its Affiliates under common control do not, sell, transfer, assign, convey, gift or otherwise dispose of, directly or indirectly (“Transfer”), any PIPE Securities or PIPE Warrant Shares; provided, however, that the foregoing shall not restrict in any manner a Transfer of PIPE Shares or PIPE Warrant Shares (but, for clarity, the following clauses (i) through (iv) shall not apply to any PIPE Warrants), (i) to any other person in a private transaction if the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such Transfer is exempt from the registration requirements of the Securities Act, (ii) made in accordance with Rule 144 under the Securities Act, provided that the Company shall have the right to receive an opinion of legal counsel for the holder, reasonably satisfactory to the Company, to the effect that such Transfer is exempt from the registration requirements of the Securities Act, prior to the removal of the legend subject to Rule 144, (iii) made pursuant to a registration statement declared effective by the Commission, or (iv) pursuant to a tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions approved by the Board and, if applicable, made to all holders of the Company’s capital stock, provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Purchaser’s PIPE Shares and PIPE Warrant Shares shall remain subject to the restrictions set forth herein; provided, further, that the foregoing shall not restrict in any manner a Transfer of any PIPE Securities or PIPE Warrant Shares by a Purchaser (1) solely to one or more of its Affiliates under common control, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 8 and, in the case of the Purchaser, Section 9 hereof (such transferee, an “Affiliate Transferee”) or (2) pursuant to a pledge in connection with a bona fide financing transaction with a third party. Any purported Transfers of any PIPE Securities or PIPE Warrant Shares in violation of this Section 8 shall be null and void and no right, title or interest in or to such PIPE Securities or PIPE Warrant Shares issuable upon exercise thereof, as applicable, shall be Transferred to the purported transferee, buyer, donee or assignee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such void purported Transfer in its stock records. For the purposes of this Agreement, the Purchaser and Joseph N. Sanberg shall not be deemed to be under common control with any Person solely because Mr. Sanberg serves as an officer, director or manager of such Person unless Mr. Sanberg also beneficially owns a majority of the equity interests in such Person.

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(b)            Restrictive Legends. The Purchaser acknowledges and agrees that the PIPE Securities and the PIPE Warrant Shares will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law or by any agreement between the Company and the Purchaser. The legend may be removed pursuant to Section 8(a)(iii) and Section 8(a)(iv) as provided above.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED AND/OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS PROVIDED THAT AT THE ISSUER’S REQUEST, THE TRANSFEROR THEREOF SHALL HAVE DELIVERED TO THE ISSUER AN OPINION OF COUNSEL (WHICH OPINION SHALL BE IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, OR (C) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Section 9. Certain Stockholder Matters.

(a)            The Purchaser shall cause all of the voting securities of the Company that are beneficially owned by it, by Joseph N. Sanberg or any of its or his respective Affiliates under common control or over which it or he or any of its or his respective Affiliates under common control have voting control to be voted with respect to any action, proposal or matter to be voted on by the stockholders of the Company (including through action by written consent), in proportion to and accordance with the vote of all stockholders of the Company; provided that this Section 9(a) will only apply to voting securities beneficially owned by the Purchaser, together with its Affiliates, in excess of 19.9% of the total voting power of the outstanding capital stock of the Company.

(b)            With respect to any matter that the Purchaser, Joseph N. Sanberg, and/or its or his respective Affiliates under common control are required to vote on in accordance with Section 9(a), the Purchaser shall (and shall cause Joseph N. Sanberg and any of its or his respective Affiliates under common control to) (i) cause each voting security owned by it or over which it has voting control to be voted at all meetings of stockholders of the Company, either by completing the proxy forms distributed by the Company or by having a designated proxy present at the meeting, (ii) deliver the completed proxy form to the Company no later than three (3) Business Days prior to the date of such meeting, and (iii) take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 9.

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(c)            In furtherance of this Section 9, the Purchaser shall be, and shall cause Joseph N. Sanberg and each of its or his Affiliates under common control to be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which it is entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

(d)            During the Standstill Period, the Purchaser hereby agrees that neither the Purchaser nor any of its Affiliates under common control will directly or indirectly: (i) effect, offer or publicly propose to effect, or cause or participate in or in any way knowingly advise, assist or encourage any other person to effect, offer or publicly propose to effect or participate in, (A) any acquisition in excess of five percent (5%) of the issued and outstanding Class A Common Stock (or beneficial ownership thereof) of the Company, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) (but disregarding any securities acquired by the Purchaser under this Agreement and/or upon exercise of any PIPE Warrants); (B) any tender or exchange offer, merger or other business combination involving the Company; (C) any liquidation or dissolution with respect to the Company; or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company (other than in accordance with Section 9 hereof); (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to control the management, Board or policies of the Company, provided that the Purchaser is not precluded from engaging in direct, non-public conversations with the Board or management of the Company; (iv) take any action which would be reasonably expected to force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, if, at any time during the Standstill Period, a third party (1) enters into an agreement with the Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 50% of the outstanding capital stock of the Company or all or substantially all of its assets, then the restrictions set forth in this paragraph shall terminate and cease to be of any further force or effect or (2) commences a tender offer, which was approved by the Board and is made to all holders of the Company’s capital stock, for at least 50% of the outstanding capital stock of the Company or all or substantially all of its assets, then the restrictions set forth in this paragraph shall be suspended and cease to be of any further force or effect until the expiration or termination of such tender offer or until the public announcement of its withdrawal or abandonment. Notwithstanding the foregoing, nothing in this Section 9(d) shall be construed to (i) prevent the Purchaser from purchasing PIPE Securities pursuant to this Agreement, (ii) exercising any warrants acquired by the Purchaser pursuant to the Prior Purchase Agreement, (iii) exercising any PIPE Warrants in accordance with their respective terms and conditions, (iv) subject to Section 9(a), voting in favor of any stockholder proposal, (v) tendering any securities or receiving any consideration in connection with a bona fide tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions that does not otherwise involve the Purchaser, (vi) subject to Section 9(a), announcing how Purchaser intends to vote on any matter presented for a vote by the Company’s stockholders at an annual or special meeting of the Company, provided such announcement does not include any non-public, confidential or competitively sensitive information of the Company or (vii) making any private proposals to the Board or management of the Company or privately requesting any amendments of waivers to this Section 9(d) to the Company. For the avoidance of doubt, the Company acknowledges and agrees that the Purchaser’s purchase of the PIPE Securities pursuant to this Agreement and/or Purchaser’s exercise of any PIPE Warrants in accordance with their respective terms and conditions shall not be deemed an acquisition of Class A Common Stock for purposes of Section 9(d) of the Prior Purchase Agreement.

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Section 10. Termination.

(a)            This Agreement may be terminated at any time prior to the Closing Date:

(i)            By the Purchaser by written notice to the Company, if there is a material breach of this Agreement by the Company that is not cured by thirty (30) days after receipt of written notice by the Company (provided that the right to terminate this Agreement under this Section 10(a)(i) shall not be available to the Purchaser if it has failed to perform in any material respect any of its obligations under this Agreement or is in breach of any representation or warranty such that the condition set forth in Section 7(b)(ii)(1) or Section 7(b)(ii)(2) would not be satisfied (assuming that the date of such determination is the Closing Date)); or

(ii)            By the Company by written notice to the Purchaser, if there is a material breach of this Agreement by the Purchaser that is not cured by thirty (30) days after receipt of written notice by the Purchaser (provided that the right to terminate this Agreement under this Section 10(a)(ii) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under this Agreement or is in breach of any representation or warranty such that the condition set forth in Section 7(b)(i)(1) or Section 7(b)(i)(3) would not be satisfied (assuming that the date of such determination is the Closing Date)).

(b)            This Agreement may be terminated at any time prior to the Closing Date, by the mutual written consent of the Company and the Purchaser.

(c)            If this Agreement is terminated pursuant to this Section 10, this Agreement (other than Sections 11 through 22, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect. Nothing herein shall relieve any party from liability for Fraud or willful breach of this Agreement.

Section 11. Indemnification.

(a)            The Company agrees to indemnify and hold harmless the Purchaser and its respective directors, officers, members, employees, agents, Affiliates and Representatives (all such Persons being hereinafter referred to, collectively, as the “Purchaser Indemnified Persons”), against any losses, claims, damages or liabilities (“Indemnified Losses”), joint or several, to which any of the Purchaser Indemnified Persons may become subject as a direct result of any (x) breach or inaccuracy by the Company of any of its representations or warranties contained herein or (y) breach or failure to comply with any of its covenants or agreements contained herein; provided, however, that the Company shall not be liable in any such case to any Purchaser Indemnified Person to the extent that any such Indemnified Losses arise out of or are based upon (i) (x) any breach or inaccuracy of the applicable Purchaser’s representations or warranties contained herein or (y) any breach or failure to comply with any of the applicable Purchaser’s covenants or agreements contained herein or (ii) any violations by the Purchaser Indemnified Person of state or federal securities laws or any other conduct by the Purchaser Indemnified Person which constitutes gross negligence, willful misconduct, or Fraud.

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(b)            The Purchaser agrees to indemnify and hold harmless the Company, its directors, officers, members, employees, agents, Affiliates and Representatives (all such Persons being hereinafter referred to, collectively, as the “Company Indemnified Persons,” and together with the Purchaser Indemnified Persons, the “Indemnified Persons”) against any Indemnified Losses to which any of the Company Indemnified Persons may become subject as a direct result of any (x) breach or inaccuracy by the Purchaser of any of its representations or warranties contained herein or (y) breach or failure to comply with any of its covenants or agreements contained herein; provided, however, that the Purchaser shall not be liable in any such case to any Company Indemnified Person to the extent that any such Indemnified Losses arise out of or are based upon (i) (x) any breach or inaccuracy of the Company’s representations or warranties contained herein or (y) any breach or failure to comply with any of the Company’s covenants or agreements contained herein or (ii) any violations by such Company Indemnified Person of state or federal securities laws or any other conduct by such Company Indemnified Person which constitutes gross negligence, willful misconduct, or Fraud.

(c)            Any Indemnified Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Indemnified Person, except to the extent the indemnifying party is actually and materially prejudiced thereby) and (ii) unless in such Indemnified Person’s reasonable judgment a conflict of interest between such Indemnified Person and the indemnifying party may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Indemnified Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the Indemnified Person without the indemnifying party’s consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the Indemnified Person or (ii) the Indemnified Person otherwise consents in writing, which consent shall not be unreasonably withheld or delayed. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any Indemnified Person, a conflict of interest may exist between such Indemnified Person and any other of such Indemnified Persons with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

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(d)            Absent Fraud, willful misconduct or gross negligence by the party against whom a remedy is sought, from and after the date hereof, the sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be (i) monetary damages in accordance with this Section 11, (ii) the remedies set forth in Section 20, and (iii) under the PIPE Warrants or the Registration Rights Agreement.

(e)            Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not include punitive or exemplary damages except to the extent actually awarded pursuant to a third-party claim.

Section 12. Survival. The representations and warranties of the Company and the Purchaser contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing. All agreements and covenants in this Agreement to be performed prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing; each other agreement and covenant shall survive the Closing until the earlier of its fulfilment and the expiration of the statute of limitations applicable thereto (except to the extent expressly provided in this Agreement).

Section 13. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid); (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by email; or (iv) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

(a)	if to the Purchaser, at:

RJB Partners LLC

[***]

with a copy (which shall not constitute notice) to:

Sullivan and Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Alison S. Ressler

Email: resslera@sullcrom.com

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(b)	if to the Company, at:

Blue Apron Holdings, Inc.
28 Liberty Street
New York, NY 10005
Attention: Chief Executive Officer
Email: legalnotices@blueapron.com

with copies (which shall not constitute notice) to:

Blue Apron Holdings, Inc.
28 Liberty Street
New York, NY 10005
Attention: General Counsel
Email: meredith.deutsch@blueapron.com

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street
Boston, MA 02109
Attention: David A. Westenberg, Esq.
Email: David.Westenberg@wilmerhale.com

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center
250 Greenwich Street
New York, NY 10007
Attention: Christopher D. Barnstable-Brown, Esq.
Email: Chris.Barnstable-Brown@wilmerhale.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 13. If notice is given pursuant to this Section 13 of any assignment to a permitted successor or assign of a party hereto, the notice shall be given as set forth above to such successor or permitted assign of such party.

Section 14. Assignment. This Agreement may not be assigned without the prior written consent of each of the parties hereto; provided, that, in the case of the Purchaser, this Agreement may be assigned with only the prior written consent of the Company. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 15. Entire Agreement. This Agreement, the Registration Rights Agreement, and the PIPE Warrants, embody the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or therein, with respect to the standby purchase commitments or the registration rights granted by the Company with respect to the PIPE Securities, and the PIPE Warrant Shares. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

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Section 16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).

Section 17. Waiver of Jury Trial; Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

Section 18. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 19. [Reserved.].

Section 20. Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Purchaser, to the extent entitled to the benefit of the provisions hereof, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction. Each party agrees that it will not oppose the granting of such injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law.

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Section 21. Fees and Expenses. The Company shall, contingent upon and reasonably promptly following the Closing, pay the professional fees, costs and expenses of outside counsel incurred by the Purchaser and its Affiliates in connection with the negotiation, preparation and consummation of the transactions contemplated hereunder, in an amount not to exceed, in the aggregate, $50,000.

Section 22. Miscellaneous.

(a)            The Company shall not after the date of this Agreement take any action or enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to holders of the PIPE Securities in this Agreement.

(b)            The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(c)            Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e)            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BLUE APRON HOLDINGS, INC.
By:	/s/ Linda Findley Kozlowski
Name:	Linda Findley Kozlowski
Title:	President and Chief Executive Officer

RJB PARTNERS LLC
By:	/s/ Joseph Sanberg
Name:	Joseph Sanberg
Title:	Managing Member

Annex A

FORM OF WARRANT

Annex A-1

Annex B

Form of Registration Rights Agreement

Annex B-1

Annex C

PIPE Securities

Security	Number
Class A Common Stock (referred to herein as the “PIPE Shares”)	357,143
$15 Warrants (referred to herein as the “$15 PIPE Warrants”)	Warrants representing the right to purchase a total of 285,714 shares of Class A Common Stock
$18 Warrants (referred to herein as the “$18 PIPE Warrants”)	Warrants representing the right to purchase a total of 142,857 shares of Class A Common Stock
$20 Warrants (referred to herein as the “$20 PIPE Warrants”)	Warrants representing the right to purchase a total of 71,429 shares of Class A Common Stock

Annex C-1

Annex D

PURCHASER AND AFFILIATE OWNERSHIP

Person	Company securities beneficially owned as of the date of this Agreement
RJB Partners LLC

6,362,783 shares of Class A Common Stock

20,645,731 warrants to purchase 0.8 shares of Class A Common Stock

20,645,731 warrants to purchase 0.4 shares of Class A Common Stock

20,645,731 warrants to purchase 0.2 shares of Class A Common Stock

Joe Sanberg	214,293 shares of Class A Common Stock
Aspiration Growth Opportunities II GP, LLC	1,250 shares of Class A Common Stock

Annex D-1